SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2003

EOP OPERATING LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13625 (Commission File Number)	36-4156801 (IRS Employer Identification Number)

Two North Riverside Plaza Suite 2100 Chicago, Illinois (Address of principal executive offices)	60606 (Zip Code)

Registrant’s telephone number, including area code: (312) 466-3300

Not applicable
(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

     EOP Operating Limited Partnership (“EOP Partnership”) is re-issuing in an updated format its historical financial statements in connection with the adoption of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) and Statement of Financial Accounting Standards No. 145, “Recission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections”.

     During 2002, the EOP Partnership sold certain properties and in compliance with SFAS 144 has reported revenue, expenses and gain on sale from these properties as discontinued operations for each period presented in its quarterly reports filed since the date of the sale (including the comparable period of the prior year). Under SEC requirements for transitional disclosure, the same reclassification as discontinued operations required by SFAS 144 following the sale of properties is required for previously issued annual financial statements for each of the three years shown in EOP Partnership’s last annual report on Form 10-K, if those financials are incorporated by reference in subsequent filings with the SEC made under the Securities Act of 1933, as amended, even though those financial statements relate to periods prior to the date of the sale. This reclassification has no effect on EOP Partnership’s reported net income available to unitholders or funds from operations (“FFO”).

     During 2001, 2000 and 1999, EOP Partnership recognized extraordinary losses from early extinguishment of debt. In compliance with SFAS 145 these extraordinary losses have been reclassified to interest expense in the consolidated statements of operations for each of the three years ended December 31, 2001. This reclassification has no effect on EOP Partnership’s reported net income available to unitholders but reduces FFO by the amount of the extraordinary loss.

     EOP Partnership elected to re-issue these historical financial statements at this time in preparation for the issuance of $500 million of unsecured notes on January 15, 2003. This Report on Form 8-K updates Items 6, 7 and 8 of EOP Partnership Form 10-K to reflect those properties sold during 2002 as discontinued operations and the extraordinary losses related to the early extinguishment of debt as interest expense. All other items of the Form 10-K remain unchanged. No attempt has been made to update matters in the Form 10-K except to the extent expressly provided above.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EOP OPERATING LIMITED PARTNERSHIP

By: Equity Office Properties Trust, general partner

Date: January 10, 2003	By: /s/ Stanley M. Stevens Stanley M. Stevens Executive Vice President, Chief Legal Counsel and Secretary

EXHIBIT INDEX

     Attached as exhibits to this form are the documents listed below:

Exhibit	Document

23.1	Consent of Independent Auditors
99.1	Selected Financial Data Management's Discussion and Analysis of Financial Condition and Results of Operations Financial Statements

4